State of Delaware
Secretary of State
Division of Corporations
Delivered 04:15 PM 01/12/2017
FILED 04:15 PM 01/12/2017
SR 20170207784 - File Number 6107717

Certificate of Amendment to
Dove Street Acquisition Corporation
Certificate of Incorporation
January 6, 2017

Dove Street Acquisition Corporation (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies as follows:

FIRST: by unanimous consent of the Board of Directors and by written consent of the shareholders, an amendment to the Certificate of Incorporation of the Corporation, as written below, was adopted in accordance with Section 242 of the Delaware General Corporation Law.

SECOND: Article One to the Certificate of Incorporation shall be amended in its entirety to read as follows:

"ARTICLE ONE
NAME

The name of the Corporation is Anvia Holdings Corporation."

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, on the January 6, 2017.

DOVE STREET ACQUISITION CORPORATION

Attest:

James Cassidy
Secretary

BY: James Cassidy
James Cassidy
President

C:\DATA\WP80600\WORK600\CERTAMENDNAMEANVIA.DOV.WPD